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                                                                      EXHIBIT 21

                   SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT


Shenzhen Kexuntong Industrial Co., Ltd., a joint venture company incorporated in China, which is owned 95% by Industries International, Incorporated, and which, in turn, owns 66.73% of Shenzhen Wonderland Communication Science and Technology Co., Ltd., a company incorporated in China.




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